NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

August 11, 2026	Contact:	Daniel E. Stopar
Chief Financial Officer and Treasurer

MATTHEWS INTERNATIONAL CORPORATION ANNOUNCES THE APPOINTMENT
OF MICHAEL J. WHITEHEAD AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

PITTSBURGH, PA, AUGUST 11, 2026 - Matthews International Corporation (NASDAQ GSM: MATW) (“Matthews” and/or the “Company”) today announced that its Board of Directors has appointed Michael J. Whitehead as President and Chief Executive Officer, succeeding Joseph C. Bartolacci, who recently announced his intention to retire following more than two decades of leadership of the Company.

The appointment follows a comprehensive and deliberate succession planning process led by the Board of Directors to identify the executive best positioned to lead Matthews into its next phase of evolution, innovation, and value creation.

Following its review, the Board unanimously selected Mr. Whitehead, a proven industrial technology executive with a distinguished record of driving innovation, operational excellence, and profitable growth across global manufacturing businesses.

Mr. Whitehead joins Matthews from Lincoln Electric Holdings, Inc. (NASDAQ: LECO), a global leader in advanced manufacturing, automation, and industrial technology solutions. He most recently served as Executive Vice President and President, Americas Welding, leading Lincoln Electric's largest and most profitable business, representing more than $2.5 billion in annual revenue.

A unique combination of business leadership, engineering expertise, and legal acumen have distinguished Mr. Whitehead throughout his professional career. An electrical engineer and patent attorney, Mr. Whitehead joined Lincoln Electric in 2005 as Chief Counsel, Intellectual Property, and quickly ascended within the organization, holding a series of increasingly significant strategic and operational leadership positions. Most notably, he served as President, Global Automation, Cutting & Additive Solutions from 2019 through 2025, where he more than doubled the business to over $1 billion in revenue, helping establish Lincoln Electric as a global leader in automation and advanced manufacturing technologies.

Previously, Mr. Whitehead held various leadership roles as Senior Vice President, Strategy and Business Development, President of Lincoln Electric Canada, and R&D Leader, gaining extensive experience in innovation, strategy, mergers and acquisitions, global operations, product development, and commercial excellence.

He earned a Bachelor of Science degree in Electrical Engineering from The Ohio State University and a Juris Doctor degree from the University of New Hampshire School of Law.

Commenting on his appointment, Mr. Whitehead said: “I am honored to have been selected as President and Chief Executive Officer of Matthews International and grateful for the Board’s confidence. Matthews has built a strong reputation through innovation, trusted customer relationships, and the dedication of its employees around the world. I look forward to working closely with the Board and our global team to sharpen our strategic focus, strengthen execution, and create sustainable long-term value for our shareholders.”

As Matthews enters this new chapter, the Company remains focused on executing its strategic priorities, thoughtfully investing in innovation and technology, delivering exceptional service to customers, and creating sustainable long-term value for all stakeholders.

About Matthews International Corporation
Matthews International Corporation operates through two core global businesses – Industrial Technologies and Memorialization. Both are focused on driving operational efficiency and long-term growth through continuous innovation and strategic expansion. The Industrial Technologies segment evolved from our original marking business, which today is a leading global innovator committed to empowering visionaries to transform industries through the application of precision technologies and intelligent processes. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. In addition, the Company also has a significant investment in Propelis, a brand solutions business formed through the merger of SGK and SGS & Co. Propelis delivers integrated solutions including brand creative, packaging, print solutions, branded environments, and content production. Matthews International has over 4,300 employees in 15 countries on four continents that are committed to delivering the highest quality products and services.

Forward-looking Information
Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include risks to our ability to achieve the anticipated benefits of the joint venture transaction with Peninsula Parent LLC, d.b.a. Propelis Group (“Propelis”), changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company's products, including changes in costs due to adjustments to tariffs or supply chain disruptions, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, divestitures, and business combinations, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine and hostilities in the Middle East, and conflicts and related sanctions or trade restrictions involving Venezuela, the Company's plans and expectations with respect to its exploration, and contemplated execution, of various strategies with respect to its portfolio of businesses, the Company's plans and expectations with respect to its Board of Directors, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.